EXHIBIT 99.1

For Immediate Release:

Contact:           Stephen Kuchen

                          732-739-2900, x603
                          skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES PROMOTES JASON ASH,
CURRENT PRESIDENT AND CHIEF OPERATING OFFICER, TO CHIEF
EXECUTIVE OFFICER

MATAWAN, NJ, August 11, 2008 - - PacificHealth Laboratories, Inc. (OTCBB: PHLI), a nutrition technology company, today announced that Jason Ash has been promoted to Chief Executive Officer (“CEO”) and President reporting directly to the Board of Directors following the retirement from the Company of former CEO Dr. Robert Portman. Dr. Portman will remain as a member of the Board and non-executive Chairman of the Board.

Before joining PacificHealth in January 2008 as President and COO, Mr. Ash served as General Manager & Vice President of Cadbury Schweppes Americas Beverages Sports, Energy & Water Category Unit. Mr. Ash served in various positions for Cadbury Schweppes, both in the USA and Europe from 2002 and during his tenure there was responsible for the strategic development and execution of a number of key innovation and ‘business change’ initiatives, more specifically in the US, UK and Turkish markets. In addition to his considerable experience at Cadbury Schweppes, Mr. Ash also held positions at Masterfoods and Unilever and began his working life as a professional athlete.

Jason Ash, the new CEO of PacificHealth Laboratories said, “First, I would like to thank Robert for his enormous contribution over the years to PHLI. It would be impossible to acknowledge the full list of his achievements as the founder and CEO of the Company but I am both grateful and excited to take over the reigns at this important juncture in the Company’s history.”

Mr. Ash continued, “Robert’s departure occurs with PHLI on the cusp of its next phase of dynamic growth. Our continued drive for efficiency, coupled with focus on our strengths, will see us progress significantly. PHLI is a consumer packaged goods company with a strong retail footprint in sports nutrition whose brands are underpinned by rock solid science. Our increased strategic focus on marketing and the development of new products that complement this platform will see us flourish. As functionality continues it’s meteoric growth in importance for consumers in the U.S., our consolidation against the strengths of PHLI today combined with our significant ambitions for the future make this business a tremendously exciting place to be at this time.”

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About the Company:

PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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